EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of February 24, 2004 by and between GARDENBURGER, INC. an Oregon Corporation (the “Company”) and Scott Wallace (the “Executive”).  In consideration of the mutual covenants and the other terms and conditions set forth in this Agreement, the parties agree as follows:

I.                                         DEFINITIONS.

As used herein:

“Cause” for termination of Executive’s employment means (i) any fraud or dishonesty by Executive involving the Company; (ii) willful misconduct or gross negligence by Executive in connection with Executive’s performance of his duties for the Company; (iii) Executive’s conviction for having committed a felony; (iv) the commission by Executive of any act in direct competition with or materially detrimental to the best interests of the Company; or (v) willful and continued failure by Executive substantially to perform his/her duties provided herein after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company, which demand identifies with reasonable specificity the manner in which Executive has not substantially performed his/her duties.

“Change in Control” shall mean any of the following:

(a)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control:  (w) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege, other than a conversion privilege in existence as of the date of this agreement), (x) any acquisition by the Company, (y) any acquisition by any Employee Benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section are satisfied; or

(b)                                 Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office as a director of the Company occurs as a result of either an actual or a threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)                                  Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions, as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities,

as the case may be, (ii) no Person (excluding the Company, any Employee Benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 50% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)                                 Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any Employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock or such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

No Change of Control shall be deemed to have occurred as a result of any acquisition, reorganization, merger, consolidation or other transaction described above unless, as a result of such transaction, the subordinated debt and preferred stock of the Company outstanding as of the date of this Agreement, as the same may be amended or modified, shall be retired for cash.

“Confidential Information” is all nonpublic information relating to the Company or its business that is disclosed to Executive, that Executive produces, or that Executive otherwise obtains during employment.  “Confidential Information” also includes information received from third parties that the Company has agreed to treat as confidential.  Examples of Confidential Information are:  marketing plans, customer lists, product design and manufacturing information, and financial information.

“Confidential Information” does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Executive; (b) becomes available to Executive on a nonconfidential basis from a source other than the Company or its representatives, provided that such source is not known by Executive to be bound by a confidentiality agreement with the Company or its representatives or otherwise prohibited from transmitting the information to Executive by a contractual, legal, or fiduciary obligation; (c) can be demonstrated by written or other convincing evidence to have been known by Executive on a nonconfidential basis prior to its disclosure to Executive by the Company or one of its representatives; or (d) can be demonstrated by written or other convincing evidence to have been developed by Executive in good faith and independent of the use of Confidential Information.

“Disability” has the meaning in the Company’s then current disability plan or program or, if no such plan or program is then in effect, Disability means the condition of being permanently unable to perform Executive’s duties for the Company by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be reasonably expected to last for a continuous period of at least 12 months.

“Good Reason” means the undertaking of any of the following without Executive’s consent:  (i) relocation of Executive’s place of employment more than 25 miles from the location Executive is performing duties as of the date hereof, (ii) the reduction by more than 10% of Executive’s base compensation not related to a reduction in the salaries of all executive officers of the Company, or (iii) the significant change or reduction of Executive’s duties that results in any diminution or adverse change of Executive’s position, status or circumstances; or

(iv) Providing Employee continues his employment with the Company through the 90-day period following the CIC Date, any termination by Employee of his position with the Company or its successor that is effective on or within the 30 days following expiration of such 90-day period following the CIC Date for any reason or for no reason will constitute Good Reason.  For this purpose, if Employee is terminated by the Company without Cause before the CIC Date and such termination is in connection with the Change in Control, Employee will be deemed to have continued his employment through the CIC Date.

“Sale Transaction” for purposes of the Sale Bonus means a single transaction or a series of related transactions approved by the Board of Directors of the Company resulting in:

(a)          A sale of other disposition by the Company of all or substantially all of its assets;

(b)         A sale, stock exchange, or other disposition of all or substantially all the capital stock of the Company;

(c)          A merger, consolidation or other corporate transaction with a third party in which the Company’s shareholders receive cash, stock, securities, or any other consideration (or any combination of the foregoing) in exchange for their stock in the Company.

(d)         No Sale Transaction shall be deemed to have occurred as a result of any sale, stock exchange, acquisition, reorganization, merger, consolidation or other transaction described above unless, as a result of such transaction, the subordinated debt and preferred stock of the Company outstanding as of the date of this Agreement, as the same may be amended or modified, shall be retired for cash.

“Total Consideration” for purposes of the Sale Bonus, in connection with a Sale Transaction, means:

(a)          The amount of cash and the aggregate market value of all other consideration received by the Company in connection with a sale or other disposition of its assets (exclusive of any indebtedness or liabilities of the Company to which the assets taken are subject or which are assumed by the purchaser or other acquirer of the Company’s assets); or

(b)         The aggregate amount of cash and the aggregate market value of all other consideration received by the Company’s shareholders in any sale, share exchange, or other disposition of the Company’s stock or any merger, consolidation, or similar transaction.

II.                                     EMPLOYMENT.

The Company agrees to continue to employ Executive as the President and Chief Executive Officer, and Executive agrees to continue such employment.  Executive shall devote substantially the whole of his/her business time to the business and affairs of, and to advance the best interests of, the Company, shall have such powers and duties appropriate to his/her office as may be provided by the articles and/or bylaws of the Company and as determined by the Board of Directors of the Company from time to time.  Executive will at all times discharge his/her duties in consultation with and under the supervision and direction of the Board of Directors of the Company or designee.  Executive’s duties may be changed from time to time at the sole discretion of the Board of Directors of the Company.  Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment and that subject to the Company’s obligation to provide severance benefits as specified herein, the employment relationship and compensation may be terminated at any time, upon written notice to the other party, with or without Cause or Good Reason and for any or no cause or reason, at the option of either the Company or Executive.

III.                                 COMPENSATION AND BENEFITS.

(a)                                  Base Salary.

As compensation for services under this Agreement, the Company will pay to Executive an annual salary of $274,560 (the “Base Salary”) payable in accordance with the usual payroll practices of the Company.  During Executive’s employment under this Agreement, the Compensation Committee will review Executive’s Base Salary at least annually.  The Board of Directors of the Company may in its sole discretion adjust Executive’s Base Salary from time to time.

(b)                                 Benefit Plans.

To the extent eligible Executive will be entitled to receive or participate in all such other benefits, including without limitation pension plans, stock option plans and health and welfare plans as may from time to time be made available to other senior management employees of the Company, all in accordance with the terms thereof as in effect from time to time.

(c)                                  Vacation.

Executive will be entitled to four weeks annual vacation payable in accordance with the standard policies of the Company.

IV.                                SALE BONUS

After the completion of a Sale Transaction, and subject to the provisions of Section XVII, the Company will pay Executive a Sale Bonus, as described below, provided Executive remains as President & Chief Executive Officer of the Company during the negotiation of and through the closing of the Sale Transaction.  The Sale Bonus will be payable to Executive after all post-closing adjustments in connection with the Sale Transaction have been determined.

The “Sale Bonus” is an amount equal to the sum of (i) 1 percent of the portion of the “Total Consideration” equal to or less than $100 million, plus (ii) 2 percent of the portion of the Total Consideration in excess of $100 million.

Executive will have the right, in his/her sole discretion, to waive receipt of the whole or any portion of the Sale Bonus otherwise due to Executive pursuant to this Agreement if and to the extent that Executive determines that reduction in the amount of the Sale Bonus or waiver of the Sale Bonus would give Executive an income tax benefit.  Any reduction by Executive of the amount of Sale Bonus received as provided in this Agreement will not affect Executive’s other rights to the Sale Bonus.  Any waiver or reduction in the amount of the Sale Bonus will not affect Executive’s rights to other provisions of this Agreement.

All amounts payable by the Company to Executive pursuant to this Agreement, including without limitation all cash compensation, any Sale Bonus, and any settlement of stock options, are subject to and will be reduced by amounts the Company is required to withhold for all applicable federal, state, and local income, payroll and other taxes.

V.                                    TERMINATION RELATED TO A CHANGE IN CONTROL.

If a Change in Control occurs while this Agreement is in effect, and at any time during the nine month period beginning on the date of the first occurrence of such Change in Control either (i.) Executive’s employment is terminated by the Company for any reason other than Cause or the Executive’s Death or Disability, or (ii.) Executive terminates his or her employment for Good Reason, , the Company will pay Executive a Change in Control Severance Benefit as follows PROVIDED THAT Executive first fulfills the requirements of Section XVII:

(a)                                  An amount equal to Executive’s annual base salary as in effect on the date of termination or, if higher, the annual base salary as in effect prior to any reduction within the twelve (12) months preceding termination, payable as a lump sum on the later of the closing date on which a Change in Control transaction is completed, or 48 hours after the termination;

(b)                                 Continuation (or reimbursement for the cost of) all health and welfare benefits for Executive and his/her dependents for a period of 12 months following termination at the same or comparable levels of coverage.

VI.                                TERMINATION OTHER THAN IN CONNECTION WITH A CHANGE IN CONTROL.

For any termination other than a termination related to a Change in Control, the Company shall pay Executive a Severance Benefit as follows PROVIDED THAT Executive first fulfill the requirements of Section XVII.

Severance Payment.

Upon an involuntary termination by the Company of Executive’s employment (other than for “Cause,” or in connection with Executive’s Death or Disability) the Company will pay Executive his/her Base Salary through the date of termination and will pay Executive:

(a)                                  An amount equal to Executive’s annual base salary as in effect on the date of termination payable over a 12-month period in accordance with the Company’s normal payroll practices.

(b)                                 Continuation (or reimbursement for the cost of) all health and welfare benefits for Executive and his/her dependents for a period of 12 months following termination at the same or comparable levels of coverage.

VII.                            MATERIALS PREPARED AND INVENTIONS MADE DURING EMPLOYMENT

The Company shall be the exclusive owner of all materials, concepts, and inventions Executive prepares, develops, or makes (whether alone or jointly with others) within the scope of his employment, and of all related rights (including copyrights, trademarks, and patents) and proceeds.  Without limitation, materials, concepts, and inventions that (a) relate to the Company’s business or actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for the Company, shall be considered within the scope of Executive’s employment.  Executive shall promptly disclose all such materials, concepts, and inventions to the Company.  Executive shall take all action reasonably requested by the Company to vest ownership of such materials, consents, and inventions in the Company and to permit the Company to obtain copyright, trademark, patent, or similar protection in its name.  Notwithstanding anything herein, this obligation is subject to the provisions of s. 2870 of the California Labor Code and does not apply to any invention that qualifies fully as an excluded invention under s. 2870.

VIII.                        CONFIDENTIAL INFORMATION.

(a)                                  Access to Information.

Executive acknowledges that in the course of his employment he will have access to Confidential Information, that such information is a valuable asset of the Company, and that its disclosure or unauthorized use will cause the Company substantial harm.

(b)                                 Ownership.

Executive acknowledges that all Confidential Information shall continue to be the exclusive property of the Company (or the third party that disclosed it to the Company), whether or not prepared in whole or in part by Executive and whether or not disclosed to Executive or entrusted to his/her custody in connection with his/her employment by the Company.

(c)                                  Nondisclosure and Nonuse.

Unless authorized or instructed in writing by the Company, or required by legally constituted authority, Executive will not, except as required in the course of the Company’s business, during or after his/her employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Executive.

(d)                                 Return of Confidential Information.

Upon request by the Company during or after his employment, and without request upon termination of employment pursuant to this Agreement, Executive will deliver immediately to the Company all written or tangible materials containing Confidential Information without retaining any excerpts or copies.

(e)                                  Duration.

The obligations set forth in this Section will continue beyond the term of employment of Executive by the Company and for so long as Executive possesses Confidential Information.

IX.                                EFFECT OF AGREEMENT.

This Agreement supersedes and replaces any and all prior agreements and understandings concerning Executive’s employment relationship with the Company entered into prior to the date hereof, but not any written agreements entered into simultaneous with this Agreement or thereafter.

X.                                    ASSIGNMENT.

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation sale, pledge, encumbrance, execution, levy or other legal process of any kind against Employee, Employee’s beneficiary or any other person.  Notwithstanding the foregoing, any person or business succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor.

XI.                                NO OBLIGATION TO FUND.

The agreement of the Company (and/or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and/or its successor), except to the extent (i) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding; or (ii) the Company (or its successor) in its sole discretion elects in whole or in part to fund the Company’s obligations under this Agreement pursuant to a trust arrangement or otherwise.

XII.                            GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah, except to the extent otherwise expressly provided in this Agreement.  The parties hereto expressly consent to the personal jurisdiction of the state and federal courts located in Utah for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

XIII.                        CONSULTNG AND SUBSEQUENT EMPLOYMENT.

Nothing in this Agreement shall preclude the Company or its successors from employing Executive in a consulting or regular employment capacity following termination of employment or other periods in which Executive provides consulting services under this or any other agreement.

XIV.                       AMENDMENT.

This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

XV.                           SEVERABILITY.

The Parties agree that any provision of this Agreement that is held to be illegal, invalid, or unenforceable under present or future laws shall be fully severable.  The Parties further agree that this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, a provision as similar to the illegal, invalid, or unenforceable provision as is possible and legal, valid, and enforceable shall be automatically added to this Agreement in lieu of the illegal, invalid, or unenforceable provision.

XVI.                       OTHER BENEFITS.

Except as set forth herein, nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive’s rights, under any other benefit plan, program or agreement to which Executive is a party.

XVII.                   RELEASE OF CLAIMS REQUIRED FOR CERTAIN BENEFITS.

As an express prerequisite to receipt of any Severance or other post-termination Benefits provided in this Agreement, Executive acknowledges and understands that he/she must sign a Separation Agreement, including a release of claims.  Such Agreement shall be substantially similar to the Agreement attached as Addendum A.  Executive understands that he/she will not be entitled to receive any payments until he/she executes and delivers the signed Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

XVIII.               ARBITRATION.

Any dispute between the Parties concerning the interpretation, application, or claimed breach of this Agreement shall be submitted to binding, confidential arbitration.  Such arbitration shall be conducted pursuant to the rules of the American Arbitration Association governing employment disputes, before an arbitrator licensed to practice law in Utah and familiar with employment law disputes.  Prior to submitting the matter to arbitration, the parties shall first attempt to resolve the matter by the claimant notifying the other party in writing of the claim; by giving the other party the opportunity to respond in writing to the claim within ten (10) days of receipt of the claim; and by giving the other party the opportunity to meet and confer.  If the matter is not resolved in this manner, the dispute may then proceed to arbitration at the request of either party.  The parties shall bear equally the arbitrator’s fees and expenses, as well as the administrative costs, if any, assessed by the American Arbitration Association.  The prevailing party in any such proceeding shall be entitled to recover costs, expenses, and attorney’s fees incurred as a result of such arbitration or as awarded by the arbitrator including all arbitration costs.  Should any party institute any court action against the other with respect to any claim released by this Agreement, or pursue any arbitrable dispute by any method other than arbitration as provided for in this paragraph, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorney’s fees incurred as a result of such action.

GARDENBURGER, INC.

/s/ Scott Wallace	/s/ Bob Trebing
Scott Wallace	Bob Trebing
Secretary & Treasurer

Addendum A

SEPARATION AGREEMENT

THIS Separation Agreement and Release (this “Agreement”) is made and entered into this                    day of                              and between GARDENBURGER, INC., an Oregon corporation (the “Company”), and                              (“Executive”) in order to provide for an orderly separation of employment and establish the terms and conditions of Executive’s separation from employment.  This Agreement also fully and completely resolves any and all issues that Executive might have in connection with his/her employment with the Company or the termination of that employment.  This is a negotiated agreement establishing the terms and conditions of Executive’s separation from employment with the Company and it terminates, extinguishes and supersedes the benefits, terms and conditions of employment between Executive and the Company except to the extent prohibited by law.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the parties agree as follows:

1.                                       Separation.

Executive’s employment will end effective                              (the “Termination Date”).  Executive shall simultaneously resign from employment and tender a resignation from his/her position as an officer of the Company.  Executive acknowledges that he/she has been and is subject to certain laws governing trading by corporate insiders, and will engage in no trading activities in violation of those laws.  Nothing herein shall affect any right Executive may have to indemnification for acts as an officer of the Company available to him/her under applicable law, the Company’s bylaws, and/or Company acquired liability coverage for directors and officers to the extent that coverage was or is in place at the time this Agreement is signed.

2.                                       Acknowledgement that Wages Received.

Executive acknowledges that the payments made to the date of this Agreement, and payments identified in this Agreement, represent timely and full payment of all wages and compensation owing to him/her as a result of his/her employment including but not limited to accrued vacation pay, bonuses, and other forms of accrued compensation excepting amounts owing under a deferred compensation plan, and include sums in addition to that amount.

3.                                       Severance Pay.

In consideration for Executive’s execution and non-revocation of this Separation Agreement, the Company will provide Executive the sum of $                             (gross) as severance pay, to be paid in accordance with the Company’s usual and customary payroll practices commencing upon expiration of the right to revoke this Agreement provided that Executive has not exercised the right to revoke.  This amount shall be subject to required withholding for federal, state and local taxes, and usual and customary payroll deductions. Executive agrees and acknowledges that but for this Separation Agreement he/she is not entitled to these sums.

4.                                       Stock Options.

To the extent Executive is a participant in the Company’s Stock Option Plan, his/her rights under that Plan shall be determined by the terms of the Plan and not otherwise.  Nothing in this Agreement is intended to affect any vested rights he/she may have, or in any way alter the rights and obligations specified in the Option Agreements and Plan.

5.                                       Benefit Plans.

Executive’s participation in all employee benefit plans and programs of the Company shall end effective the Termination Date.  Executive’s entitlement to any benefits afforded by any Company benefit plans are governed solely by the applicable plans and policies, which are incorporated herein by this reference.

6.                                       Group Health Care.

Executive shall be entitled to continue his/her current group health care coverage in accordance with the provisions of the Consolidated Omnibus Reconciliation Act (“COBRA”).  As consideration for this Agreement, the Company shall reimburse Executive the cost of continuing these benefits for a period of twelve (12) months.

7.                                       Outplacement.

As consideration for this Agreement and upon Executive’s request, Executive will be afforded outplacement assistance through a provider mutually acceptable to Executive and the Company at a cost to the Company not to exceed $25,000, provided that Executive commences outplacement assistance no later than thirty (30) days following the Termination Date.

8.                                       Confidential Information.

Executive is a party to an Employment Agreement dated                              which imposes certain obligations to preserve the confidentiality of Company information; Executive acknowledges that he/she remains bound by the obligation notwithstanding his/her separation from employment.

9.                                       Release of Claims.

Executive hereby releases and forever discharges the Company, its predecessors, successors and assigns, and its past, present, and future insurers, representatives, officers, trustees, shareholders, directors, agents, attorneys, and employees, and their respective successors, assigns, executors, and administrators (collectively, the “Releasees”), of and from any and all claims, charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature, and demands of any kind (including without limitation those based in tort, contract, or statue, including without limitation, applicable state civil rights laws, Title VII of the Civil Rights Act of 1964, the Post-Civil War Rights Act, the Age Discrimination in Employment Act, 29, USC 621 et seq, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, and any regulations under such laws) up to and including the date set forth below, whether known or unknown, foreseen or unforeseen, asserted or unasserted.

Without limitation on the foregoing, Executive hereby accepts the payments set forth herein in full settlement and satisfaction of all claims, charges, complaints, actions, causes of action, and demands against the Company or any of the Releasees of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past, present, or future on account of or in any way related to or arising from the employment relationship existing between them or the termination of that relationship.  Executive agrees that he/she is lawfully entitled to no payments, wages, compensation, or benefits from the Company except as set forth in this Agreement, and except for any amounts to which he/she is entitled under the terms of the Company 401(k) plan and under the stock option agreements entered into between the Company and Executive.

Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Notwithstanding the provisions of Section 1542, and for the purposes of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include and does include in its effect all claims which Executive does not know or suspect to exist in Executive’s favor at the time Employee signed this Agreement.  Executive intends this Agreement to extinguish such claims.

Executive represents that he/she has no claims against or relating to the Company pending or filed with any local, state, or federal agency as of the date this Agreement is signed; and that if any such claims are pending or filed, they will be immediately withdrawn or dismissed.  Except where prohibited by law, Executive agrees that he/she will not assert any court action, lawsuit, or any amendment to his/her claims against the Company or any other Releasees arising out of or in connection with any of the foregoing released claims, including without limitation any action, lawsuit, or claim arising out of or in connection with the employment relationship existing between the Company and Executive or the termination of that relationship other than one based upon an alleged violation of this Agreement.  Where permitted by operation of law, Executive agrees that his/her sole monetary relief for any claim permitted to be made following execution of this Agreement shall be the monetary relief already provided.

The Company hereby releases and forever discharges Executive and his/her heirs, successors, beneficiaries, agents and attorneys, and their respective successors, assigns, executors, and administrators, of and from any and all charges, complaints, actions, causes of action, liability, damages, costs, attorney fees, expenses of whatever nature and demands of any kind (including without limitation those based in tort, contract, or statue) arising from or based on claims of which any current member of the Company’s Board of Directors has actual knowledge as of the date of this Agreement.

10.         Right to enforce agreement according to terms.

Notwithstanding anything herein, the parties retain all rights to enforce this Agreement according to its terms.

11.         Older Worker Benefit Protection Act.

This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary.  Pursuant to the terms of the OWBPA, Executive acknowledges and agrees that he/she has executed this Agreement voluntarily, and with full knowledge of its consequences.  In addition, Executive hereby acknowledges and agrees as follows:

a.                                       This Agreement has been written in a manner that is calculated to be understood, and is understood, by Executive;

b.                                      The release provisions of this Agreement apply to any rights Executive may have under the ADEA;

c.                                       The release provisions of this Agreement do not apply to any rights or claims Executive may have under the ADEA that arise after the date he/she executes this Agreement;

d.                                      The Company hereby advises Executive to consult with an attorney prior to executing this Agreement;

e.                                       The Company is giving Executive a period of up to twenty-one (21) days to consider this Agreement.  Executive may accept and sign this Agreement before the expiration of the twenty-one (21) day time-period, but he is not required to do so by the Company; and

f.                                         For a period of seven (7) days following the signing of this Agreement, Executive may revoke this Agreement.  Executive will provide written notice of any such revocation to the Company.  This Agreement shall become effective on the eighth day after Executive signs it, if it has not been revoked during the revocation period.

12.                                 Assistance with Litigation and other Business.

The parties recognize that Executive may have specialized information and knowledge that is or may be important to the Company in the event it is involved in disputes, claims or litigation, or may have been involved in incidents or events which relate to disputes, claims or litigation.  For the twelve months following the execution of this Agreement, Executive agrees that he/she will make himself/herself reasonably available to consult or assist the Company in any such matters.  The Company will reimburse any reasonable expenses Executive incurs.  Thereafter, the Company will reimburse Executive for any reasonable expenses and compensate him/her for any time reasonably spent at his/her usual and customary fee for consulting work, and shall provide such indemnification for that work as is available under applicable law, the Company’s bylaws, and the Company’s liability coverage.

13                                    Nondisparagement.

The parties agree not to make any derogatory remarks of any nature whatsoever at any time about each other, about past or present employees or the Company’s products, publicly or privately, unless required by law.  Nothing here shall limit any party in the giving of truthful testimony or information, where the party is under legal compulsion to do so.

14.                                 Confidentiality of Agreement.

Executive agrees that he/she will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized any of the terms of this Agreement, subject to the following exceptions only: (i) to the extent necessary to represent the Company’s interests in claims or litigation where the Company authorizes disclosure; (ii) to the extent necessary to report income to appropriate taxing authorities, provided any person to whom the information is disclosed shall also be bound by this confidentiality provision; (iii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated to the Company telephonically and in writing, so that  the Company shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to Executive’s response to such order or subpoena; (iv) to the extent necessary to enforce this Agreement.  Executive may also disclose the terms of this Agreement to his/her lawyers, accountants and financial advisers, and as required to lenders or lending institutions for consideration in applications for loans or credit.

The Company agrees that, except on a business need-to-know basis, it will not disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, any of the terms of this Agreement.  These obligations are subject to the following exceptions only (i) to the extent necessary to represent its interests in claims or litigation, (ii) to the extent necessary to comply with government reporting obligations, including but not limited to the Company’s proxy statements where required, (iii) in response to an order or subpoena of a court or governmental agency of competent jurisdiction, provided, however, that notice of receipt of such order or subpoena shall be immediately communicated to Executive telephonically and in writing so that Executive shall have an opportunity to intervene and assert what rights he/she has to nondisclosure prior to the Company’s response to such order or subpoena; (iv) to the extent necessary to enforce this Agreement.

15.                                 Return of Property.

Executive is a party to an Employment Agreement which requires him/her immediately upon termination to return Confidential Information to the Company.  Executive acknowledges his/her continuing obligations under that Agreement and represents that as of the Termination Date he/she has complied fully with the obligation to return Company’s Confidential Information.

16.                                 Non-Competition.

Executive will not, throughout North America, Europe or Asia either individually or as a director, officer, partner, employee, agent, representative, or consultant with any business, directly or indirectly for three years following the Termination Date:

(a)                                  Engage or prepare to engage in the business of frozen or refrigerated products which contain Imitation Meat products exclusively or as a primary ingredient.  Notwithstanding anything herein, Executive shall not be restricted from engaging or preparing to engage in activities for a business that has a separate product line or division that manufactures or markets products that contain Imitation Meat products as described above, so long as Executive does not personally work in that division or with that product line;

(b)                                 Induce or attempt to induce any person who is an employee of the Company to leave the employ of the Company; or

(c)                                  Solicit, divert, or accept orders for products or services that are substantially competitive with the products or services sold by the Company from any customer of the Company, or suggest, request, or encourage any suppliers or customers of the Company to curtail, reduce, or cancel their business done with the Company, or otherwise solicit for himself/herself or any other person or entity any business of the Company.

While Executive acknowledges that the restrictions contained herein are reasonable, if any term or condition of this Noncompetition provision is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court or arbitrator making such determination will have the power to reduce or limit such scope, duration, area, or other factor, and such covenant will then be enforceable in its reduced or limited form.

17.                                 No Admission.

The Parties agree that, by entering into this Agreement, neither party admits, and each Party specifically denies, any violation of any local, state, or federal law, common or statutory.  The Parties recognize that this Agreement has been entered into in order to achieve an orderly separation and nothing contained herein shall be construed to be an admission of liability or a concession of any kind.

17.                                 Consequences of Breach.

If Executive materially breaches this Agreement, the Company shall be relieved of any obligation to make any payment not yet made provided that an arbitrator in a proceeding duly commenced by the Company pursuant to this Agreement shall have determined that Executive has materially breached the Agreement.  The Company may suspend any payments due under the Agreement during the pendency of the Arbitration proceeding but if the Arbitrator concludes there was no material breach, the Company shall forthwith discharge all arrears together with interest accrued from the date the payment was suspended payable at prime.

18.                                 Integration.

The Parties agree that this Agreement (together with the documents incorporated by reference) states the entire agreement of the Parties and except as expressly provided, referenced or incorporated herein, supersedes all prior and contemporaneous negotiations and agreements, oral or written.  Each Party expressly acknowledges that the other Party did not, directly or indirectly, make any promises, representations, or warranties whatsoever, express or implied, other than those contained in this Agreement.  The Parties further agree that this Agreement may be amended only by a subsequent writing signed by both of the Parties.

19.                                 Waiver.

No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

20.                                 Binding Effect.

All rights, remedies and liabilities herein given to or imposed upon the parties shall extend to, inure to the benefit of and bind, as the circumstances may require, the parties and their respective heirs, personal representatives, administrators, successors and permitted assigns; provided, however, that the obligations of Executive are personal and shall not be assigned by him/her.

21.                                 Severability.

The Parties agree that any provision of this Agreement that is held to be illegal, invalid, or unenforceable under present or future laws shall be fully severable.  The Parties further agree that this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, a provision as similar to the illegal, invalid, or unenforceable provision as is possible and legal, valid, and enforceable shall be automatically added to this Agreement in lieu of the illegal, invalid, or unenforceable provision.

22.                                 Arbitration.

The parties agree that any dispute relating to this Separation Agreement shall be resolved in accordance with the provisions governing arbitration set forth in the Employment Agreement.

23.                                 Knowing and Voluntary Agreement; No Pressure or Coercion.

Executive acknowledges and agrees that the only consideration for this Agreement is the consideration expressly described herein, that he/she has carefully read the entire Agreement, that he/she has had the opportunity to review this Agreement and to have it reviewed and explained to him/her by an attorney and financial counsel of her choosing, that he/she fully understands its final and binding effect, and that he/she is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims, without any undue pressure or coercion from the Company.

GARDENBURGER, INC.

Scott Wallace	Bob Trebing
Secretary & Treasurer